Exhibit 10.1

SECOND AMENDMENT TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is dated as of July 16, 2013 among each of AMCON Distributing Company, a Delaware corporation, having its principal place of business at 7405 Irvington Road, Omaha, Nebraska 68122 (“AMCON”), Chamberlin Natural Foods, Inc., a Florida corporation, having its principal place of business at 430 North Orlando Avenue, Winter Park, Florida 32789 (“Chamberlin Natural”), Health Food Associates, Inc., an Oklahoma corporation, having its principal place of business at  7807 East 51st Street, Tulsa, Oklahoma 74145 (“Health Food”), and AMCON ACQUISITION CORP., a Delaware corporation, having its principal place of business at 7405 Irvington Road, Omaha, Nebraska 68122 (“AMCON Acquisition”; AMCON, Chamberlin Natural, Health Food and AMCON Acquisition are each referred to as a “Borrower” and are collectively referred to as “Borrowers”), and BANK OF AMERICA, N.A., a national banking association (in its individual capacity, “BofA”), as agent (in such capacity as agent, “Agent”) for itself and all other lenders from time to time a party to the Credit Agreement (as defined below) (“Lenders”), 135 South LaSalle Street, Chicago, Illinois 60603-4105.

W I T N E S S E T H:

WHEREAS, the Borrowers, the Lenders and Agent have entered into that certain Second Amended and Restated Credit Agreement dated as of April 18, 2011, as amended by that certain Consent and First Amendment to Second Amended and Restated Credit Agreement dated as of May 27, 2011 (as may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) pursuant to which the Lenders agreed to provide certain credit facilities to the Borrowers;

WHEREAS, the Borrowers have requested that the Agent and the Lenders amend the Credit Agreement in order to, among other things, extend the maturity of the credit facility and effectuate such other amendments as provided herein; and

WHEREAS, the Agent and the Lenders are willing to accommodate the Borrowers’ requests on the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the premises and mutual agreements herein contained and for the purposes of setting forth the terms and conditions of this Amendment, the parties, intending to be bound, hereby agree as follows:

1.                                      Defined Terms; Incorporation of the Credit Agreement.  All capitalized terms which are not defined hereunder shall have the same meanings as set forth in the Credit Agreement, and the Credit Agreement, to the extent not inconsistent with this Amendment, is incorporated herein by this reference as though the same were set forth in its entirety.  To the extent any terms and provisions of the Credit Agreement are inconsistent with the amendments set forth in paragraph 3 below, such terms and provisions shall be deemed superseded hereby.

Except as specifically set forth herein, the Credit Agreement shall remain in full force and effect and its provisions shall be binding on the parties hereto.

2.                                      Amendments to the Credit Agreement.  The Credit Agreement is hereby amended as follows:

(a)                                 The definitions of the terms “Applicable Margin”, “Commodity Exchange Act”, “Excluded Hedging Obligations”, “Fixed Charge Coverage Ratio” and “Swap Obligations” are hereby added to Section 1.1 of the Credit Agreement to read as follows:

“Applicable Margin” means, for any day, the rate per annum set forth below opposite the level (the “Level”) then in effect, it being understood that the Applicable Margin for LIBOR Rate Loans shall be the percentage set forth under the column “Applicable Margin” for such Loan based on average Excess Availability determined on a quarterly basis by dividing (i) the total of each day’s Excess Availability for such quarterly period by (ii) the number of days in such quarterly period.

Level	Quarterly Excess Availability	Applicable Margin
I	Greater than or equal to $30,000,000	1.25%
II	Greater than or equal to $15,000,000 but less than $30,000,000	1.50%
III	Less than $15,000,000	1.75%

The Applicable Margin shall be determined on or prior to the fifth (5th) Business Day after the Borrowers are required to provide the quarterly financial statements and other information pursuant to Section 9(c); provided that any change in the Applicable Margin shall be effective on the first day of the month in which such quarterly financial statements are delivered.  Notwithstanding anything contained in this paragraph to the contrary, (a) unless otherwise waived in writing by the Lenders, if the Borrowers fail to deliver the financial statements in accordance with the provisions of Section 9(c), the Applicable Margin shall be based upon Level III above beginning on the first day of the month in which such financial statements were required to be delivered until the fifth (5th) Business Day after such financial statements are actually delivered, whereupon the Applicable Margin shall be determined by the then current Level; and (b) no reduction to any Applicable Margin shall become effective at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing.  Notwithstanding the foregoing, the Applicable Margin shall be set at Level I until such time as the Borrowers deliver to the Agent their quarterly financial statements for the quarter ending September 30, 2013.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1, et seq.), as amended from time to time, and any successor statute.

“Excluded Hedging Obligations” means, with respect to any Borrower, any Rate Hedging Obligation constituting a Swap Obligation if, and to the extent that, all or a portion of the guaranty of any guarantor or such Borrower of, or the grant by such Borrower of a security interest to secure, such Rate Hedging Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Borrower’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Borrower or any guarantor, or the grant of such security interest becomes effective with respect to such Rate Hedging Obligation. If any Rate Hedging Obligation constituting a Swap Obligation arises under a master agreement governing more than one such Rate Hedging Obligation, such exclusion shall apply only to the portion of such Rate Hedging Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Fixed Charge Coverage Ratio” means for any period of determination for the Borrowers, the ratio of EBITDA to Fixed Charges determined in accordance with GAAP.

“Swap Obligations” means, with respect to any Borrower or guarantor hereunder, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

(b)                                 The definitions of the terms “Confectionary and Tobacco Limit”, “Liabilities”, “Retail Inventory Sublimit” and “Trigger Period” set forth in Section 1.1 of the Credit Agreement are hereby amended and restated to read in their entirety as follows:

“Confectionary and Tobacco Limit” shall mean Ten Million and No/100 Dollars ($10,000,000.00).

“Liabilities” shall mean any and all obligations, liabilities and indebtedness, (including, without limitation, Rate Hedging Obligations and Letter of Credit Obligations) of Borrowers to Agent and each Lender or to any parent, affiliate or subsidiary of Agent and each Lender of any and every kind and nature arising under this Agreement, or the Other Agreements, including without limitation, any Letters of Credit, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law; provided that Liabilities shall not include Excluded Hedging Obligations.

“Retail Inventory Sublimit” shall mean Eight Million and No/100 Dollars ($8,000,000.00), as such amount is reduced from time to time pursuant to subsection 2(b)(ii) hereof.

“Trigger Period” shall mean the period commencing on the day that (i) Excess Availability is less than ten percent (10.0%) of the Maximum Loan Limit at any time or (ii) notice of an Event of Default is given by Agent to the depository bank.

(c)                                  Section 2(a)(ii) of the Credit Agreement is hereby amended and restated to read as follows:

(ii)                                  Up to eighty-five percent (85%) of the lower of cost or market value of Eligible Cigarette Inventory or Forty-Seven Million and No/100 Dollars ($47,000,000.00), whichever is less; plus

(d)                                 Section 4(a)(ii) of the Credit Agreement is hereby amended and restated to read as follows:

(ii)                                  Each Revolving Loan that constitutes a LIBOR Rate Loan shall bear interest at the LIBOR Rate plus the Applicable Margin for the applicable Interest Period, such rate to remain fixed for such Interest Period.  “Interest Period” shall mean any continuous period of one (1) month, two (2) months, three (3) months or four (4) months, as selected from time to time by the Borrower Representative requesting such LIBOR Rate Loan by irrevocable notice (in writing, by telecopy, telex, electronic mail or cable) given to Agent not less than three (3) Business Days prior to the first day of each respective Interest Period.  Interest shall be payable on the last Business Day of each month in arrears and on the last Business Day of such Interest Period.

(e)                                  Section 10 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

10.                               TERMINATION; AUTOMATIC RENEWAL.

THIS AGREEMENT SHALL BE IN EFFECT FROM THE DATE HEREOF UNTIL JULY 31, 2018 (THE “ORIGINAL TERM”) AND SHALL AUTOMATICALLY RENEW ITSELF FROM YEAR TO YEAR THEREAFTER (EACH SUCH ONE-YEAR RENEWAL BEING REFERRED TO HEREIN AS A “RENEWAL TERM”) UNLESS (A) THE DUE DATE OF THE LIABILITIES IS ACCELERATED PURSUANT TO SECTION 16 HEREOF; OR (B) A BORROWER OR ANY LENDER ELECTS TO TERMINATE THIS AGREEMENT AT THE END OF THE ORIGINAL TERM OR AT THE END OF ANY RENEWAL TERM BY GIVING THE OTHER PARTIES HERETO WRITTEN NOTICE OF SUCH ELECTION AT LEAST NINETY (90) DAYS PRIOR TO THE END OF THE ORIGINAL TERM OR THE THEN CURRENT RENEWAL TERM.  UPON TERMINATION OF THIS AGREEMENT BORROWERS SHALL PAY ALL OF THE LIABILITIES IN FULL.  If one or more of the events specified in clauses (A) and (B) occurs, then (i) Agent and Lenders shall not make any additional Loans on or after the date identified as the date on which the Liabilities are to be repaid; and (ii) this Agreement shall terminate on the date thereafter that the Liabilities are paid in full.  At such time as Borrowers have repaid all of the Liabilities and this Agreement has terminated, each Borrower shall deliver to Agent and Lenders a release, in form and substance satisfactory to Agent, of all obligations and liabilities of Agent and its Lenders and their officers, directors, employees, agents, parents, subsidiaries and affiliates to such Borrower, and if such Borrower is obtaining new financing from another lender, such Borrower shall deliver such lender’s indemnification of Agent and Lenders, in form and substance satisfactory to Agent, for checks which Agent has credited to such Borrower’s account, but which subsequently are dishonored for any reason or for automatic clearinghouse or wire transfers not yet posted to such Borrower’s account.

(f)                                   A new sentence is added at the end of Section 12(d) of the Agreement to read as follows:

Further, provided no Event of Default has occurred, the inspection fees of the Agent conducted in the ordinary course of business shall not exceed $25,000 in the aggregate per calendar year.

(g)                                  Section 13(b) of the Agreement is hereby amended and restated to read in its entirety as follows:

(b)                                 Indebtedness.  No Borrower shall create, incur, assume or become obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than the Loans, except that a Borrower may (i) borrow money from a Person other than Agent and Lenders on an unsecured and subordinated basis if a subordination agreement in favor of Agent for its benefit and the benefit of the other  Lenders and in form and substance satisfactory to the Agent is executed and delivered to Agent relative thereto; (ii) maintain its present indebtedness listed on Schedule 11(n) hereto; (iii) incur unsecured indebtedness to trade creditors in the ordinary course of business; (iv) incur purchase money indebtedness or capitalized lease obligations in connection with Capital Expenditures; (v) together with each other Borrower, incur operating lease obligations requiring payments not to exceed Six Million and No/100 Dollars ($6,000,000.00) in the aggregate for all Borrowers during any Fiscal Year of Borrowers; (vi) incur Rate Hedging Obligations; and (vii) incur other indebtedness not to exceed $1,000,000 in the aggregate at any time.

(h)                                 Subsection (iv) set forth in the last paragraph of Section 13(d) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(iv)                              the Borrowers have Excess Availability greater than or equal to fifteen percent (15%) of the Maximum Loan Limit on a pro-forma basis for the thirty day period immediately prior to the closing of such Acquisition (as if such Acquisition had already occurred) and immediately after giving effect to such Acquisition;

(i)                                     Section 13(e) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(e)                                  Dividends and Distributions.  No Borrower shall declare or pay any dividend or other distribution (whether in cash or in kind) on any class of its stock (if such Borrower is a corporation) or on account of any equity interest in such Borrower (if such Borrower is a partnership, limited liability company or other type of entity).  Notwithstanding the foregoing, provided that (i) each such dividend payment is permitted under all applicable laws, and (ii) no Event of Default shall have occurred prior to, or would occur as a result of, any such dividend payment, AMCON may pay the regularly scheduled dividends on its (w) Common Stock in an aggregate amount not to exceed $1.00 per share in any Fiscal Year, (x) Series A Preferred Stock in accordance with the terms of such stock in an aggregate amount not to exceed $172,000 in any Fiscal Year, (y) Series B Preferred Stock in accordance with the terms of such stock in an aggregate amount not to exceed $140,000 in any Fiscal Year, and (z) Series C Convertible Preferred Stock in

accordance with the terms of the Series C Certificate of Designations (as defined below) in an aggregate amount not to exceed $120,000 in any Fiscal Year. Further, provided that (i) each such dividend payment is permitted under all applicable laws; (ii) no Event of Default shall have occurred prior to, or would occur as a result of, any such dividend payment; (iii) Borrowers have Excess Availability greater than or equal to twenty percent (20%) of the Maximum Loan Limit on a pro-forma basis for the thirty day period immediately prior to the payment of any dividend or distribution; and (iv) immediately after giving effect to such payment of any dividend or distribution, Borrowers have a pro-forma Fixed Charge Coverage Ratio of at least 1.10 to 1.0,  AMCON may pay the regularly scheduled dividends on its (w) Common Stock in an aggregate amount in excess of $1.00 per share in any Fiscal Year, (x) Series A Preferred Stock in accordance with the terms of such stock in an aggregate amount in excess of $172,000 in any Fiscal Year, (y) Series B Preferred Stock in accordance with the terms of such stock in an aggregate amount in excess of $140,000 in any Fiscal Year, and (z) Series C Convertible Preferred Stock in accordance with the terms of the Series C Certificate of Designations (as defined below) in an aggregate amount in excess of $120,000 in any Fiscal Year.  Without limitation of the foregoing, AMCON hereby agrees not to accelerate, increase or prepay said dividends with respect to its Series A Preferred Stock, Series B Preferred Stock or Series C Convertible Preferred Stock.

3.                                      Representations, Covenants and Warranties; No Default.  Except for the representations and warranties of the Borrowers made as of a particular date, the representations, covenants and warranties set forth in Sections 11, 12 and 13 of the Credit Agreement shall be deemed made (in the case of AMCON Acquisition) or remade (in the case of all other Borrowers) as of the date hereof by the Borrowers; provided, however, that any and all references to the Credit Agreement in such representations and warranties shall be deemed to include this Amendment.  The Borrowers hereby represent, warrant and covenant that after giving effect to the amendments and consents contained in this Amendment, no Default or Event of Default has occurred and is continuing.  The Borrowers represent and warrant to Agent and the Lenders that the execution and delivery by each Borrower of this Amendment and the performance by it of the transactions herein contemplated (i) are and will be within its organizational powers, (ii) have been authorized by all necessary organizational action, and (iii) are not and will not be in contravention of any order of any court or other agency of government, of law or any other indenture, agreement or undertaking to which such Borrower is a party or by which the property of such Borrower is bound, or be in conflict with, result in a breach of, or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement or undertaking, which conflict could reasonably be expected to have a Material Adverse Effect or result in the imposition of any lien, charge or encumbrance of any nature on any of the properties of such Borrower.

4.                                      Affirmation.  Except as specifically amended pursuant to the terms hereof, the Credit Agreement and the Other Agreements (and all covenants, terms, conditions and agreements therein), shall remain in full force and effect, and are hereby ratified and confirmed in all respects by the Borrowers.  The Borrowers covenant and agree to comply with all of the terms, covenants and conditions of the Credit Agreement, as amended hereby, notwithstanding any prior course of conduct, waivers, releases or other actions or inactions on Agent’s or any Lender’s part which might otherwise constitute or be construed as a waiver of or amendment to such terms, covenants and conditions.  The Borrowers hereby represent and warrant to Agent and Lenders that as of the date hereof, there are no claims, counterclaims, offsets or defenses arising out of or with respect to the Liabilities.  Each Borrower hereby confirms its existing grant to Agent of a Lien on and security interest in the Collateral.  Each Borrower hereby confirms that all Liens and security interests at any time granted by it to Agent continue in full force and effect and secure and shall continue to secure the Liabilities.  Nothing herein contained is intended to in any manner impair or limit the validity, priority and extent of Agent’s existing security interest in and Liens upon the Collateral.

5.                                      Fees and Expenses.  The Borrowers agree to pay on demand all costs and expenses incurred by Agent and the Lenders in connection with the drafting, negotiation, execution and implementation of this Amendment including, but not limited to, the expenses and reasonable fees of counsel for Agent and the Lenders.  In addition, the Borrowers shall pay on the date of this Amendment to Agent, for the account of each Lender on a pro-rata basis, an amendment fee which shall be deemed earned as of the date of this Amendment and shall be non-refundable, in the amount of Seventy Thousand Dollars ($70,000).

6.                                      Closing Documents.  This Amendment shall be deemed effective as of the date hereof provided that Borrowers shall deliver to Agent the following documents and/or complete the following requirements (collectively, the “Closing Requirements”) upon execution hereof (in each case in form and substance satisfactory to Agent and the Lenders):

(a)                                 this Amendment executed by the Borrowers and the Agent;

(b)                                 the documents, instruments and agreements set forth on the Closing Checklist attached hereto as Annex 1;

(c)                                  receipt by Agent of the amendment fee described in Section 5 above; and

(d)                                 such other documents, instruments, agreements, opinions or certificates as required by Agent.

7.                                      Continuing Effect.  Except as otherwise specifically set forth herein, the provisions of the Credit Agreement shall remain in full force and effect.

8.                                      Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof and shall be deemed an original signature hereunder.

[SIGNATURE PAGE FOLLOWS]

Signature Page to Consent and Second Amendment to
Amended and Restated Credit Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Second Amendment to Second Amended and Restated Credit Agreement as of the date first above written.

BORROWERS:	AMCON DISTRIBUTING COMPANY

	By:	/s/ Andrew C. Plummer
	Title:	Vice President and Chief Financial Officer

CHAMBERLIN NATURAL FOODS, INC.

	By:	/s/ Andrew C. Plummer
	Title:	Secretary

THE HEALTH FOOD ASSOCIATES, INC.

	By:	/s/ Andrew C. Plummer
	Title:	Secretary

AMCON ACQUISITION CORP.

	By:	/s/ Andrew C. Plummer
	Title:	President

LENDERS:	BANK OF AMERICA, N.A., as Agent and a Lender

	By:	/s/ Charles Fairchild

	Title:	Vice President

Revolving Loan Commitment: $46,666,667.09

BMO HARRIS BANK N.A. , as successor in interest to M&I MARSHALL & ILSLEY BANK, as a Lender

	By:	/s/ Jason Hoefler

	Title:	Director

Revolving Loan Commitment:$23,333,332.91